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                                    AGREEMENT

This Agreement is between Liberty Life Assurance Company of Boston ("Liberty Life") and Liberty Mutual Insurance Company ("Liberty Mutual") and concerns the processing variable life insurance customer monies") by Liberty Mutual's Remittance Processing Services ("RPS") at 100 Liberty Way, Dover, New Hampshire, received in connection with Liberty Life's Flexible Premium Variable Life Insurance Policies ("FPVLI Policies").

WHEREAS, Liberty Life is an indirectly-owned subsidiary of Liberty Mutual, and

WHEREAS, RPS, on behalf of Liberty Life, processes customer monies received under Liberty Life's non-variable insurance contracts, and

WHEREAS, Liberty Life wishes to use RPS to process customer monies received in connection with Liberty Life's FPVLI Policies and RPS wishes to provide such service, and

WHEREAS, the processing of variable life insurance customer monies is subject to certain requirements under the federal securities laws;

NOW THEREFORE, effective DECEMBER 1st, 2000, in consideration of the mutual promises herein contained, Liberty Life and Liberty Mutual hereby agree:

1. Beginning on a date agreed upon by the parties, RPS shall process variable life insurance customer monies payable under Liberty Life's FPVLI Policies.

2. RPS shall process such variable life insurance customer monies in accordance with applicable state and Federal law and in accordance with procedures and specifications agreed to by the parties and attached hereto as Exhibit A and hereby made a part of this Agreement.

     Such procedures and specifications shall include but not be limited to the following:

          (i) Receipt of mail from the Dover, New Hampshire Post Office Box, established by Liberty Life to receive variable life insurance customer monies.

          (ii) Opening and electronic scanning of specified pieces of mail from said Post Office Box, including electronic process date stamping.

          (iii) Processing specified pieces of said mail containing customer monies that is not delivered to said P.O. Box as long as said mail is in a scannable format.

          (iv) Remittance of variable life insurance customer monies to Liberty Life's Individual Life Accounting Department or to a bank account designated by Liberty Life.

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          (v)   Supervision and monitoring of the foregoing processes and the personnel performing such processes;

          (vi) Creation and maintenance of records relating to performance under (i) through (v).

3. The Manager of the RPS shall meet periodically , but at least quarterly, with the Manager of Liberty Life's Variable Life Customer Service Department, or other person designated by Liberty Life, to review performance hereunder, discuss outstanding issues and correct any identified problem areas. The Variable Life Manager will coordinate such a meeting. In addition, upon notification from Liberty Life that a potential or suspected compliance problem has been identified, the Manager of RPS shall promptly investigate such problem and, if necessary, take prompt steps to bring RPS performance into compliance with the applicable legal or regulatory requirement. Liberty Life shall cooperate in conducting any such investigation and in devising appropriate remedial action.

4. Liberty Life shall be responsible for notifying RPS of all legal requirements relating to the Unit's processing variable life insurance customer monies.

5. Liberty Life shall pay a fee to Liberty Mutual for the services rendered under this Agreement. Such fee shall be [REDACTED].

6. Upon reasonable notice to Liberty Mutual, Liberty Life personnel or its agents may view the actual processing variable life insurance customer monies and may review the records relating to RPS performance under this Agreement.

7. RPS shall cooperate with Liberty Life in investigating and responding to any customer complaint or notice of any regulatory examination, inspection, investigation or proceeding or any threatened or filed arbitration action or civil litigation with respect to which RPS processing of variable life insurance customer monies is relevant.

8. The term of this Agreement shall be for one (1) year commencing on the effective date first written above and shall be automatically renewed for successive terms of one (1) year each commencing on each anniversary date of the effective date unless terminated as provided below.

9. This Agreement may be terminated by either party upon at least ninety (90) days prior written notice to the other party.

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10.  All notices hereunder shall be given in writing and addressed as follows:

     Liberty Life Assurance Company of Boston
     175 Berkeley Street
     Boston,  MA   02117

     Liberty Mutual Insurance Company
     13 Riverside Road
     Weston, MA   02493-2298

     All notices shall be either hand delivered or sent by certified United States mail, return receipt requested and shall be effective upon delivery.

11. This Agreement is the entire agreement between the parties. No amendment or change to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate as of the day and year first written above.

Liberty Mutual Insurance                          Liberty Life Assurance Company
Company                                           of Boston

[REDACTED]                                        [REDACTED]

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                                    EXHIBIT A

RPS agrees to process all mail pertaining to variable life insurance remittances [REDACTED]